UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 30, 2010

DARA BioSciences, Inc.

(Exact name of registrant as specified in charter)

Delaware	000-23776	04-3216862
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS Employer Identification Number)

8601 Six Forks Road, Suite 160, Raleigh, North Carolina	27615-2695
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (919) 872-5578

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry Into a Material Definitive Agreement.

On December 29, 2010, DARA BioSciences, Inc. (the “Company”) entered into a Securities Purchase Agreement (the “Purchase Agreement”) with certain investors providing for the purchase of units consisting of 4,800 shares of Series A convertible preferred stock (which are convertible into a total of 1,920,000 shares of common stock), Class A Warrants to purchase 960,000 shares of common stock and Class B Warrants to purchase a total of 960,000 shares of common stock for an aggregate gross purchase price of $4,800,000. Richard A. Franco Sr., the Company’s President and CEO, agreed to purchase 200 of the units, for a purchase price of $200,000, under the Purchase Agreement. The closing of the sale of units under the Purchase Agreement took place on December 30, 2010.

Estimated net proceeds after payment of placement agent fees and other offering expenses are approximately $4.3 million. The net proceeds received by the Company from the offering will be used for the ongoing development of its lead candidates and for working capital and general corporate purposes. With cash on hand plus these proceeds the Company believes it has sufficient capital to operate effectively over the next 12 months.

Shares of Series A preferred stock have a liquidation preference equal to $1000 per share and, subject to certain ownership limitations, are convertible at any time at the option of the holder into shares of Company common stock at a conversion price of $2.50 per share.

Class A Warrants are exercisable immediately after the date of issuance and expire five years after the date of issuance. Class A Warrants will entitle the holder to purchase shares of common stock for an exercise price equal to $2.50.

Class B Warrants are exercisable immediately after the date of issuance and expire one year after the date of issuance. Class B Warrants will entitle the holder to purchase shares of common stock for an exercise price equal to $2.50.

In connection with the Offering, on December 29, 2010, the Company entered into a Placement Agent Agreement with Ladenburg Thalmann & Co. Inc. (the “Placement Agent”), pursuant to which the Placement Agent agreed to act as the Company’s exclusive placement agent for the offering. The Placement Agent did not purchase or sell any units, nor is it required to arrange the purchase or sale of any minimum number or dollar amount of units. The Placement Agent agreed to use its best efforts to arrange for the sale of all of the units being offered in the offering.

On August 18, 2010, the Company received a notification letter from the Listing Qualifications Staff of The NASDAQ Stock Market LLC that based on the Company’s Form 10-Q for the period ended June 30, 2010, it no longer maintained the minimum $2,500,000 stockholders’ equity required for continued listing on The NASDAQ Capital Market under Marketplace Rule 5550(b)(1).

As a result of the completion of the Offering described above and the sale of units described in the Current Report on Form 8-K filed by the Company with the SEC on October 26,2010, the Company believes it has regained compliance with the minimum stockholders’ equity requirement. As of November 30, 2010, the Company’s total stockholders’ equity was approximately $1.4 million. Taking into account the net proceeds from these transactions after payment of the Placement Agent’s fees and other offering expenses, the Company’s total stockholders’ equity as of November 30, 2010 would have been approximately $5.6 million.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DARA BIOSCIENCES, INC.

Dated: December 30, 2010	By:	/s/ Richard A. Franco, Sr.
Richard A. Franco, Sr., R.Ph.
President

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